Exhibit 10.2

Summary of Raytheon Company Long-Term Performance Plan

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The Long-Term Performance Plan (the “LTPP”) is an incentive compensation plan for Raytheon Company (the “Company”) senior executives, including executive officers, designed to promote leadership teamwork toward achieving common performance goals and to foster an effective link between long-term rewards and performance against internal and external goals.

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Each participating senior executive will receive a restricted stock unit award under the LTPP which will entitle the executive to the right to earn shares of the Company’s common stock or cash upon the attainment of the pre-established performance goals over a three-year plan period. The Management Development and Compensation Committee (the “Committee”) of the Company’s Board of Directors will establish individual awards for each executive based upon an examination of compensation information compiled by an outside consultant from a peer group of public companies.

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The Committee approved the following business criteria on which performance goals are based for the LTPP: free cash flow; return on invested capital; bookings; net sales; operating profit; total shareholder return; working capital turnover; and earnings per share. The Committee may choose to measure these criteria relative to an index or comparisons with other peer companies or industry groups, or based solely on our achievement of internal financial metrics.

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The awards may be settled in shares of the Company’s common stock or cash at the discretion of the Committee. The LTPP operates under, and awards are made pursuant to, the Company’s 2001 Stock Plan. All shares to be issued in settlement of awards shall be issued pursuant to the 2001 Stock Plan.

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Each executive will receive an award with a threshold, target and maximum payout. The awards will settle based upon our performance over the cumulative three-year plan period with respect to the stated goals. If the Company’s performance with respect to all three metrics fails to meet the threshold, then the awards will not vest and no payout under the awards will be made. If the Company’s performance with respect to any or all of the three metrics meets or exceeds the threshold, then a varying amount of shares or cash, up to the maximum, may be earned.

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Dividend equivalents will accrue on the restricted stock units and be paid in shares of common stock upon settlement of the awards based upon the number of shares of common stock actually earned pursuant to the award.

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The Committee will review the Company’s performance relative to the applicable metrics and authorize payment in settlement of the awards, if any, after performance results for the three-year performance period are known.

December 8, 2006